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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated July 9, 1999 (except for Notes 1, 9, 11 and 12, as to which the date is September 9, 1999) accompanying the financial statements of MCS, Inc. as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998. We hereby consent to the inclusion of said report which appears in the Registration Statement of Simione Central Holdings, Inc. on Form S-4, relating to MCS, Inc.'s above described financial statements.

         We also consent to the reference to us under the headings "Summary Historical Financial Data" and "Experts" in such Registration Statement.


/s/ Grant Thornton LLP

Boston, Massachusetts
February 9, 2000